Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE Agreement (this “Separation Agreement”) is made and entered into this 16th day of March, 2020, by and between Broadmark Realty Capital Inc. (“Company”), a Maryland corporation, and Adam Fountain (“Employee”).

WHEREAS, the Company and the Employee previously entered into that certain Employment Agreement dated as of August 9, 2019, pursuant to which the Contractor provides services as the Executive Vice President of the Company (the “Employment Agreement”);

WHEREAS, the Employee has provided written notice of his intent to resign and thereby terminate his employment relationship with the Company effective as of March 31, 2020;

WHEREAS, the Company wishes to provide Employee with a severance benefit in consideration of Employee’s agreement to a release of claims; and

WHEREAS, any terms used but not defined in this Separation Agreement shall have the meanings ascribed to them in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Termination. As of March 31, 2020 (the “Termination Date”), the Employee will no longer be an employee, agent, or representative of the Company. Effective as of the Termination Date, Employee shall have resigned from all his positions with the Company and its affiliates. Employee terminated the Employment Agreement without Good Reason pursuant to Section 4(a) of the Employment Agreement and the Employee has provided sufficient notice to the Company. Employee will be paid for accrued but unpaid Base Salary, unused accrued vacation, and any unreimbursed Business Expenses through the Termination Date as set forth in Section 4(e)(i) of the Employment Agreement.

2.            Consideration. In consideration of signing this Separation Agreement, including the Releases provided for in Paragraph 4, in full settlement of any compensation and benefits to which Employee would otherwise be entitled, and in exchange for the promises, covenants, releases, and waivers set forth herein, the Company will provide Employee with the opportunity to enter into an independent contractor arrangement with the Company as described in the form of agreement attached as Exhibit I hereto (the “Severance Benefit”).

3.            Valuable Exchange. Employee acknowledges and agrees that the Severance Benefit provided to Employee are in full discharge of any and all liabilities and obligations of the Company to the Employee as of the Termination Date and exceed any payment, benefit, or other thing of value to which Employee might otherwise be entitled.

4.            Releases.

A.            In exchange for the consideration set forth in Paragraph 2, which Employee acknowledges is fair and sufficient, Employee hereby releases any and all claims that Employee had, has, or might have against the Company and all of its direct and indirect stockholders, subsidiaries, divisions, affiliates, successors, assigns, officers, directors, employees, insurers, funds, agents, investors, and representatives (collectively “Releasees”), from liability for any and all claims or damages that Employee had, has, or may have against any of the Releasees at any time prior to and including the Termination Date, whether known or unknown to Employee, including but not limited to: (i) any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Employee’s relationship with the Company, or the termination of Employee’s relationship with the Company; (ii) any claims under any contracts, agreements, or understandings Employee may have with any of the Releasees, written or oral, at any time prior to the date hereof; and (iii) any claims or causes of action arising under any federal, state, or local law, rule, or ordinance, tort, express or implied contract, public policy, or any other obligation, including without limitation any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Internal Revenue Code of 1986, all as amended, and/or any other federal, state, or local labor laws, wage and hour laws, employee relations, and/or fair employment practices laws, any public policy, including whistleblower protections, any claim for misrepresentation, defamation, or invasion of privacy, any claim for compensation, wages, commissions, bonuses, royalties, stock options, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees, or any tangible or intangible property of Employee’s that remains with the Company, and any other applicable laws, regulations, and rules, whether arising under any contract (express or implied), agreement, statute, regulation, ordinance, common law, public policy or any other source. Employee specifically intends this release to be the broadest possible release permitted under law. Notwithstanding the foregoing, Employee shall not be deemed to have released: (a) any obligations undertaken within this Separation Agreement or claims Employee may have arising from or related to a breach of this Separation Agreement by the Company; (b) any claims to indemnification to which Employee may be entitled under the Company’s certificate of incorporation, bylaws, indemnification agreements, directors and officers insurance policies or applicable law with respect to the period of Employee’s employment; (c) any claims or rights which cannot be waived by law, including Employee’s right to workers compensation; and (d) any vested benefits under any employee benefit pension plan.

B.             In exchange for the consideration set forth in Paragraph 2, which Employee acknowledges is fair and sufficient, Employee hereby releases any and all claims that Employee had, has, or might have against the Releasees, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Separation Agreement arising under the Age Discrimination in Employment Act, as amended, and its implementing regulations. By signing this Separation Agreement, the Employee hereby acknowledges and confirms that:

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(1)	The Employee has read this Separation Agreement in its entirety and understands all of its terms;

(2)	The Employee has been advised in writing to consult an attorney of the Employee’s choosing before signing this Agreement;

(3)	The Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Separation Agreement including, without limitation, the releases and covenants contained in it;

(4)	The Employee was given at least 21 days to consider the terms of this Separation Agreement and consult with an attorney of the Employee’s choice, although the Employee may sign sooner if desired and changes to this Separation Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(5)	The Employee understands that the Employee has 7 days after signing this Separation Agreement to revoke the release in this Paragraph 4(B) by delivering notice of revocation to Janet Rockas at the Company before the end of the 7-day period; and

(6)	The Employee understands that the release contained in this Paragraph 4(B) does not apply to rights and claims that may arise after the Employee signs this Separation Agreement.

5.            No Claims Pending. Employee represents that he has not filed or caused to be filed any lawsuit, complaint, or charge against any of the Releasees in any court, any municipal, state or federal agency, or any other tribunal. Employee agrees that he will not, to the fullest extent permitted by law, sue or file a complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Separation Agreement; assist or otherwise participate in any claim, arbitration, suit, action, investigation, or other proceeding of any claim released hereunder; or accept any monetary or other recovery in connection with any charge, complaint, grievance, demand, or other action brought by any other person or entity related to any claim released hereunder. Employee is not waiving or releasing Employee’s right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission or any other federal or state agency. Employee is, however, waiving his right to recover any money in connection with such a charge or investigation, whether such charge is filed by Employee or someone else. Employee further represents and warrants that he has not assigned or conveyed to any other person or entity any part of or interest in the Severance Benefit or in any of the claims released in Paragraph 4 of this Separation Agreement. Employee further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any proceeding that violates Paragraph 4 and/or 5 of this Separation Agreement.

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6.            No Additional Compensation Due. Employee acknowledges and agrees that none of the Releasees owes Employee any wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, or other compensation or payments, or continued coverage under any medical or other benefit policy or plan, qualified or non-qualified retirement benefits or forms of remuneration of any kind or nature, other than the unpaid amounts specifically provided in Paragraph 1 above and the Severance Benefit specifically provided in Paragraph 2 above.

7.            Restrictive Covenants. The Company and the Employee agree that the Employee’s obligations and the Company’s rights set forth in Sections 5 through 12 of the Employment Agreement survive the Termination Date.

8.            Miscellaneous.

A.           This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflict of law principles thereof. Any action or proceeding by either of the parties to enforce this Separation Agreement shall be brought in any state or federal court located in the State of Washington. The parties hereby irrevocably submit to the non-exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

B.           This Separation Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, written and oral, with respect thereto including the Employment Agreement; provided, however, the parties agree that Sections 5 through 12 of the Employment Agreement survive and Employee remains subject to the restrictive covenants set forth therein. No change, amendment, or modification of any provision of this Separation Agreement shall be valid unless set forth in a written instrument signed by both parties.

C.           This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

D.           Each provision of this Separation Agreement shall be considered severable and if, for any reason, any provision hereof is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of any court or agency having valid jurisdiction, such invalid provisions shall be deemed not to be a part of this Separation Agreement, and the remaining provisions shall continue to be given full force and effect and bind the parties hereto.

E.           The failure of either party to exercise any right or remedy provided for herein shall not be deemed a waiver of any right or remedy hereunder.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on the dates set forth below.

Company:

BROADMARK REALTY CAPITAL INC.

By:	/s/ Jeffrey B. Pyatt
Name:	Jeffrey B. Pyatt
Title:	Chief Executive Officer

Employee:

/s/ Adam Fountain
Name: Adam Fountain

[Signature Page to Separation and Release Agreement]

Exhibit I

Independent Contractor Agreement

This INDEPENDENT CONTRACTOR Agreement (this “Agreement”) is made and entered into this 16th day of March, 2020, by and between Broadmark Realty Capital Inc. (“Company”), a Maryland corporation and Adam Fountain (“Contractor”).

WHEREAS, the Company and the Contractor previously entered into that certain Employment Agreement dated as of August 9, 2019, pursuant to which the Contractor provided services as the Executive Vice President of the Company (the “Employment Agreement”);

WHEREAS, the Contractor has provided written notice of his intent to resign and thereby terminate his employment relationship with the Company effective as of March 31, 2020 (the “Employment Termination Date”); and

WHEREAS, following the Employment Termination Date, the Contractor has agreed to provide the Company part-time transitional services in exchange for compensation at a set hourly rate and a cash bonus opportunity.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Services. Effective as of April 1, 2020, the Company hereby engages Contractor to provide marketing services to Broadmark Private REIT Management, LLC (the “Manager”), as manager of the newly launched Broadmark Private REIT, LLC (the “Private REIT”) as requested by the Company from time to time (the “Services”). Contractor accepts the engagement, and agrees to deliver the Services in the most professional, complete, expeditious, and economical manner consistent with the Company’s interests and to devote the time and effort necessary to perform the Services in such manner. Contractor agrees to comply with all applicable Company policies while providing the Services during the Term. During the Term, Contractor further agrees to maintain his FINRA Series 7 and 63 licenses as an “associated person” of Herald Investment Marketing, LLC (“HIM”) in accordance with applicable securities laws and regulations and HIM’s Registered Representative Compliance and Supervisory Procedures Manual, and to assist the Manager in marketing the Private REIT’s units to those individuals and institutions that Contractor reasonably believes are qualified purchasers (as defined in the Investment Company Act of 1940, as amended) who meet the standards set forth under the Private REIT’s offering documents and applicable federal laws. During the Term, Company maintains the discretion to limit the number of hours per week during which Contractor delivers the Services.

2.            Term. The term of the independent contractor relationship as described in this Agreement (the “Term”) shall begin as of April 1, 2020 and shall continue until December 31, 2020 unless this Agreement is terminated earlier by either party providing advanced written notice to the other (a “Termination Notice”), which Termination Notice shall be delivered at least 30 calendar days before the effective date of termination set forth in the Termination Notice (the “Termination Date”) or immediately for Cause by the Company. If either the Company or Contractor delivers a Termination Notice, then the Company, in its sole discretion, may direct Contractor to cease providing the Services at any time prior to the Termination Date, provided that the Company pays Contractor any unpaid fees earned through such time. The term “Cause” shall mean:

A.            Any act of fraud, embezzlement, theft, intentional dishonesty, misrepresentation, or breach of duty with respect to the Company or any of its subsidiaries;

B.            Contractor’s gross negligence or willful misconduct in the performance of duties to the Company;

C.            Deliberate and continual refusal to perform the Services described herein;

D.            Any breach of a restrictive covenant as set forth in the Separation and Release Agreement dated March 16, 2020, by and between the Company and Contractor or any material written policy applicable to independent contractors of the Company;

E.            Conviction of, indictment for or entering of a guilty plea or plea of no contest or nolo contendere with respect to any felony or any crime involving an act of moral turpitude or any “disqualifying event” occurs with respect to Contractor as that term is defined in Rule 506 of SEC Regulation D such that the Company or the Private REIT would be prohibited from using Rule 506 as a safe harbor for the offering of its units on a private placement basis;

F.            Any conduct which the Company reasonably believes will cause irreparable harm to the relationships between the Company and its investors, business partners, or employees;

G.           Any false or misleading statement of a material fact relating to the Company, the Manager or the Private REIT or other action by the Contractor that materially increases the expenses of the Company in connection with the offering of units in the Private REIT or materially delays the acceptance of subscriptions for interests in the Private REIT in compliance with applicable laws; or

H.           Contractor is no longer licensed as an associated person of HIM or another SEC-registered broker-dealer and FINRA member acceptable to the Company.

3.            Fees.

A.            Hourly Fee. The Company will pay the Contractor for Services provided at the rate of $200 per hour. The Company’s obligation to pay the Contractor is conditioned on the Contractor’s timely submission of the hours worked per week, in a manner and form as reasonably acceptable to the Company in its sole discretion. Payments for Services under this Agreement shall be made no less frequently than the Company’s regular payroll schedule.

B.            Cash Bonus Opportunity. The Company will pay the Contractor a cash bonus of two hundred and fifty thousand dollars ($250,000) (the “Bonus”) upon the earliest occurrence of any of the following events, subject to the Contractor continuing to perform the Services under this Agreement through the date of such triggering event:

(1)	Aggregate assets under management by the Manager or executed and valid subscription agreements from qualified purchasers received by the Private REIT, equal or exceed $60 million since inception of the Private REIT (excluding, for the avoidance of doubt, units purchased by the Company or its subsidiaries);

(2)	The Company and the Private REIT are not subject to any law, regulation or legal proceeding that would restrict their ability to offer units or raise capital through the Private REIT and the Company (i) abandons the proposed offering of units through the Private REIT; (ii) receives executed, valid subscriptions from qualified purchasers for at least $60 million of Private REIT units prior to December 31, 2020 that have not been revoked and elects not to accept subscriptions of at least $60 million by December 31, 2020; or (iii) makes a business decision that the Private REIT will not solicit or accept new contributions of at least $60 million prior to December 31, 2020.

(3)	The Company terminates the independent contractor relationship with the Contractor without Cause prior to December 31, 2020.

Whether an event constitutes a payment trigger of the Bonus will be determined by the Company, in its sole discretion. Payment of the Bonus shall be made as soon as practicable following the applicable triggering event, but no later than March 15th of the calendar year following the calendar year in which the triggering event occurs.

C.            COBRA Reimbursement. If Contractor is eligible for and timely elects continuation of health insurance benefits for himself and his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company will reimburse the Contractor for COBRA premiums for the first nine (9) months of COBRA coverage such that the coverage, if elected, will terminate upon the earliest occurrence of any of the following events:

(1)	December 31, 2020;

(2)	Contractor becomes employed with another employer and is eligible to receive health insurance benefits under another employer-provided plan; or

(3)	The Company terminates the independent contractor relationship with the Contractor for Cause.

Such continued group medical and dental plan coverage is contingent on Contractor (i) timely electing and remaining eligible for continued coverage under COBRA and (ii) timely submitting his COBRA premium payments for each month. Contractor may be subject to federal and state tax on the value of these reimbursements.

D.            Expense Reimbursement. The Company will be responsible for any reasonable and necessary out-of-pocket expenses incurred by Contractor during the Term that are directly related to the provision of the Services in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors, provided that (i) the incurrence of such expenses are approved in advance by the Company and (ii) appropriate documentation for such expenses is submitted to the Company within thirty (30) days after the expenses are incurred.

E.            Technology. The Contractor may continue to use his Company-provided email address and cellular telephone for the duration of the Term. Upon the termination of this Agreement, Contractor may elect to retain his cellular telephone number.

4.            Other Activities. During the Term, the Contractor may be otherwise engaged, employed or concerned in any other business, trade, profession or other activity that does not negatively affect Contractor’s ability to provide the Services in accordance with this Agreement, place the Contractor in a conflict of interest with the Company, or violate any existing restrictive covenant entered into with the Company or its affiliates.

5.            Independent Contractor Status. During the Term, Contractor at all times shall be and act solely as an independent contractor, not as an employee of the Company. Nothing in this Agreement or the relationship between Contractor and the Company shall operate or be construed as creating the relationship of employer/employee, agent, partners, joint ventures, or any other relationship whatsoever between Contractor and the Company other than an independent contractor relationship. Contractor shall have no authority to, and shall not: (i) act as an agent of the Company; (ii) contractually bind or obligate the Company in any way; (iii) hold himself out as an employee of the Company or as having the authority to contractually bind or obligate the Company; or (iv) provide any services to or on behalf of the Company other than pursuant to this Agreement. The parties to this Agreement agree that as of March 31, 2020 the Contractor shall not be eligible to continue enrollment or elect to enroll in any employee benefit plan or other compensatory program administered by, contributed to, or sponsored by the Company or any of its affiliates other than COBRA continuation coverage.

6.            Withholding. Contractor agrees that: (i) the Company shall not make any withholdings for any income, social security, or other taxes from any monies being paid to Contractor pursuant to this Agreement; (ii) the Company shall report to the appropriate government authorities on the appropriate Form 1099 all monies paid to Contractor pursuant to this Agreement; (iii) Contractor shall have sole and exclusive responsibility for the payment of any and all federal, state, and local income, social security, and other taxes arising out of any monies paid to Contractor pursuant to this Agreement; and (iv) Contractor indemnifies and holds harmless the Company from and against all claims, damages, liabilities, demands, causes of action, costs, and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the Company, and interest and penalties arising out of or in connection with the payment or nonpayment of any taxes relating to any monies paid to Contractor pursuant to this Agreement.

7.            Indemnification. Contractor shall indemnify, defend, and hold harmless the Company and all of its direct and indirect stockholders, subsidiaries, divisions, affiliates, successors, assigns, officers, directors, employees, insurers, funds, agents, investors, and representatives, and the heirs, executors, administrators, receivers, successors, and assigns of all of the foregoing, from and against any and all claims, damages, losses, judgments, liens, penalties, interest, and expenses, including but not limited to attorneys’ fees, arising or alleged to arise or resulting from: (i) Contractor’s performance or failure to perform any obligations under this Agreement; (ii) the inaccuracy of any representations or warranties of the Contractor contained herein; (iii) the breach of this Agreement by Contractor; (iv) any act, error, or omission of Contractor in performing the Services; and (v) the payment or non-payment of any taxes relating to any monies paid to Contractor pursuant to this Agreement. The foregoing provisions and all other liabilities of Contractor hereunder, shall survive the termination of this Agreement for any reason.

8.            Representations and Warranties. Contractor represents and warrants to the Company that: (i) this Agreement does not violate any other agreement to which Contractor is a party; (ii) Contractor has had an opportunity to review the Agreement and consult with legal and other professional counsel and advisors before executing and delivering it to the Company; (iii) this Agreement constitutes Contractor’s valid and binding agreement, enforceable in accordance with its terms; and (iv) Contractor will comply with all federal, state, and local laws regarding the performance of the Services and with all policies and procedures set forth in the applicable Company policies.

9.            Acknowledgments.

B.            A. Contractor acknowledges and agrees that as a result and as part of Contractor’s engagement with the Company, he has received and will receive knowledge and expertise in the Business of the Company that is special and unique. As used in this Agreement, the term “Business” shall mean the business of originating mortgages, lending money or other financing, in each case, for the purpose of acquiring, developing or otherwise financing real estate and related assets or the operation of a real estate investment fund or such other fund, real estate investment trust or other entity that participates in the foregoing described real estate-related activities within the United States, whether through origination activities or in the secondary market (including, without limitation, through the acquisition of real estate related loans or interests therein).For purposes of this Agreement, the term “Confidential Information” means any confidential or proprietary information of the Company, which is not already or does not become generally available to the public (but not through any breach of confidentiality by Contractor), whether contained in documents, electronic media or other forms, including, but not limited to, information about materials, procedures, inventions, processes, manufacturing, expertise, customer lists, potential customer lists, customer data, financial data, vendors, marketing plans, and trade secrets. Confidential Information shall also include personal information of the Company’s customers, clients, employees, and vendors (“Personal Information”).

C.            Contractor acknowledges and agrees that the restrictive covenants and other continuing obligations in this Agreement are reasonable and necessary and that consideration and compensation provided to Contractor pursuant to this Agreement constitute good and sufficient consideration for Contractor’s agreements and covenants in Paragraphs 10, 11 and 12.

D.            For purposes of Paragraphs 10 through 13, the term “Company” includes both the Company and its direct and indirect subsidiaries.

10.            Nondisclosure and Nonuse of Confidential Information; Nondisparagement.

A.            Contractor acknowledges and agrees that he will be afforded access to Confidential Information that could have an adverse effect on the Company and its Business if it is used in an unauthorized manner and/or disclosed. Contractor will not, at any time, either during the Term or thereafter, disclose or use any Confidential Information, or permit any person to use, examine or make copies of any Confidential Information, except as may be required in his duties on behalf of the Company. Contractor agrees to take reasonable measures to protect the secrecy of, and avoid the disclosure and the unauthorized use of, any Confidential Information.

B.            Contractor shall deliver to the Company at the termination of the Term, or at any time the Company may request, all memoranda, notes, plans, records, reports, files, electronic data, computer tapes, software and other documents and data (and copies thereof) that is Confidential Information or Personal Information or Work Product (each as defined herein) or other information relating to the Business of the Company which Contractor may then possess or have under his control. Notwithstanding the foregoing, Contractor will have the right to retain and remove all personal property and effects which are owned by Contractor.

C.            Contractor agrees that he will not view or access any Personal Information except as needed in the course of his duties and responsibilities for the Company.

D.            Contractor agrees not to make, or cause any other person to make, any public statement that criticizes or disparages the Company, executive officers, employees, directors or products. Nothing set forth herein shall be interpreted to prohibit Contractor from responding publicly to incorrect public statements, making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of any litigation.

E.            Pursuant to 18 U.S.C. § 1833(b), Contractor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Contractor’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Contractor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Contractor may disclose the trade secret to Contractor’s attorney and use the trade secret information in the court proceeding, if Contractor files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11.           Inventions and Patents. Contractor agrees that all inventions, innovations, improvements, technical information, certifications, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s (or any predecessor’s) Business, research and development or existing or future products or services and which are conceived, developed or made by Contractor (whether or not during usual business hours and whether or not alone or in-conjunction with any other person) in the course of his engagement with the Company or relationship with the Company or any predecessor, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as “Work Product”) belong to the Company. Contractor hereby assigns and agrees to assign to the Company any rights he may have or acquire in such Work Product, whether created before, on, after or prior to the effective date of this Agreement. Contractor agrees that his copyrightable works prepared for the Company are “supplementary works” or “works for hire,” as defined in Title 17 of the United States Code, and if any such works are deemed not to be a supplementary work or work for hire, then Contractor hereby assigns and agrees to assign his entire right, title and interest in the copyright to such works to the Company. Contractor will take reasonable steps to promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product, to the extent the assistance of Contractor is reasonably required to prosecute such applications or reissues thereof or to prosecute or defend such interferences.

12.          Non-Competition and Non-Solicitation.

A.            Contractor acknowledges that, in the course of his independent contractor relationship with the Company he will become familiar with the Company’s and its respective predecessors’ trade secrets and with other Confidential Information concerning the Company and its respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company. Contractor agrees that, in consideration of his engagement as contemplated under this Agreement and all compensation and benefits being provided herein, it is both reasonable and fair as well as necessary for the protection of the Company’s confidential information, good will in the marketplace, and other protectable business interests, that he be subject to certain limitations in his activities in the event of this Agreement’s termination by either party for any reason.

B.            Therefore, in consideration of the foregoing, Contractor agrees that, for a period of eighteen (18) months following termination of his independent contractor relationship for any reason, he will not (i) engage in, sell or provide any products or services which are the same as or similar to or otherwise competitive with the products and services sold or provided by the Company; (ii) own, acquire, or control any interest, financial or otherwise, in any entity or business engaged in selling or providing the same, similar or otherwise competitive services or products which the Company is selling or providing in connection with the Business; (iii) call on or solicit which may interfere with or impair the relationship between the Company and any current or prospective customer, supplier, distributor, developer, service provider or other material business relation of the Company in connection with the Business; and (iv) act or provide services as a consultant or advisor or loan or otherwise provide financing or financial assistance of any kind, to any third party who is or is attempting, directly or indirectly, to engage in any of the activities listed in subsections (i) through (iii) above; provided that nothing in this Subsection (B) shall prohibit Contractor from owning less than five percent (5%) of the outstanding shares of any public company as long as Contractor has no other role with such company.

C.            In addition, in consideration of the foregoing, Contractor agrees that, for a period of twelve (12) months following any termination of his independent contractor relationship, Contractor shall not, directly or indirectly, through another person or entity (i) induce, attempt to induce, or solicit any employee of the Company to terminate his employment with the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) employ, hire, induce, attempt to induce, or solicit the employment of any former employee of the Company until one (1) year after such employee’s independent contractor relationship with the Company has been terminated, (iii) call on, solicit, service, divert or take away or attempt to call on, solicit, service, divert or take away any customer, supplier, contractor, designer, licensee or other business relation of the Company with respect to products or services related to the Company’s Business as of the date of this Agreement’s termination or induce any of such parties to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, contractor, designer, licensee or business relation, on the one hand, and the Company, on the other hand, or (iv) make any statement or do any act to impair, prejudice or destroy the goodwill of the Company, to prejudice or impair the relationship or dealing between the Company and any of its customers, suppliers, contractors, designers, licensees, employees or other business relations, or to cause existing or potential customers of the Company to make use of the services or purchase the services or products of any competitive business.

13.            Enforcement.

A.            If Contractor breaches or threatens to commit a breach of any of the covenants set forth in Paragraphs 10, 11 and 12 above, then the Company shall have the right to seek to have the covenants in Paragraphs 10, 11 and 12 specifically enforced against Contractor, including temporary restraining orders and injunctions by any court of competent jurisdiction, in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), it being agreed by Contractor that any breach or threatened breach by Contractor of Paragraphs 10, 11 and 12 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The prevailing party is entitled to its attorneys’ fees and costs incurred in relation to any action addressing Paragraphs 10, 11 and 12 of this Agreement. In addition, the Company shall not be required to post any bond or other surety as a condition to the issuance of any temporary restraining order or injunction, and Contractor irrevocably waives any such requirement of any statute or applicable law.

B.            If, during the enforcement of any or all of the covenants and provisions set forth in Paragraphs 10, 11 and 12 above, any court of competent jurisdiction enters a final judgment that declares that the duration, scope, or area restrictions stated therein are unreasonable under circumstances then existing, are invalid, or are otherwise unenforceable, then the parties hereto agree that the maximum enforceable duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area, and that the court making the determination of invalidity or unenforceability shall have the power to revise the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes the closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by law.

C.            If any of the provisions of Paragraphs 10, 11 and 12 are violated, then the time limitations set forth in those sections shall be extended for a period of time equal to the period of time during which such breach occurs, and, in the event the Company is required to seek relief from such breach before any court, board or other tribunal, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

14.          Miscellaneous.

A.            This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to the conflict of law principles thereof. Any action or proceeding by either of the parties to enforce this Agreement shall be brought in any state or federal court located in the State of Washington. The parties hereby irrevocably submit to the non-exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

B.            This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, written and oral, with respect thereto including the Employment Agreement; provided, however, the parties agree that Sections 5 through 12 of the Employment Agreement survive and Contractor remains subject to the restrictive covenants set forth therein. No change, amendment, or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by both parties.

C.            This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

D.            This Agreement may not be assigned by Contractor, and the duties or obligations of Contractor may not be delegated by Contractor. Any purported assignment or delegation without such consent shall be void and of no effect. Subject to the foregoing provisions of this Paragraph 14, all of the covenants, conditions, and obligations contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company or the Contractor.

E.            Each provision of this Agreement shall be considered severable and if, for any reason, any provision hereof is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of any court or agency having valid jurisdiction, such invalid provisions shall be deemed not to be a part of this Agreement, and the remaining provisions shall continue to be given full force and effect and bind the parties hereto.

F.            Paragraphs 7 and 10 through 14 of this Agreement shall survive the expiration or termination of this Agreement.

G.           The failure of either party to exercise any right or remedy provided for herein shall not be deemed a waiver of any right or remedy hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

Company:

BROADMARK REALTY CAPITAL INC.

By:
Name:	Jeffrey B. Pyatt
Title:	Chief Executive Officer

Contractor:

Name: Adam Fountain

[Signature Page to Independent Contractor Agreement]